PROSPECTUS

                                 888,888 SHARES

                              CENTER BANCORP, INC.

                          ----------------------------

                                  COMMON STOCK

                          -----------------------------

      This prospectus covers 888,888 shares of our common stock that may be offered for resale by the selling stockholders named in this prospectus and the persons to whom such selling stockholders may transfer their shares. No securities are being offered or sold by us pursuant to this prospectus. The selling stockholders acquired the common stock directly from us in a private placement that was exempt from the registration requirements of federal and state securities laws. We will not receive any of the proceeds from the sale of these shares by the selling stockholders.

      Our common stock is quoted on the Nasdaq National Market System under the symbol "CNBC." On November 9, 2004, the last reported sale price of our common stock on the Nasdaq National Market System was $12.37 per share.

      The selling stockholders may sell their shares from time to time on the Nasdaq National Market or otherwise, in one or more transactions at fixed prices, at prevailing market prices at the time of sale or at prices negotiated with purchasers. The selling stockholders will be responsible for any commissions or discounts due to brokers or dealers. We will pay substantially all expenses of registration of the shares covered by this prospectus.

      INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

      These securities are not savings or deposit accounts or obligations of any bank and are not insured by the Federal Deposit Insurance Corporation, Bank Insurance Fund, Savings Association Insurance Fund or any other governmental agency.

                                 --------------

                The date of this prospectus is November 10, 2004.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

SUMMARY                                                                        2

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS                              3

RISK FACTORS                                                                   4

USE OF PROCEEDS                                                                6

ISSUANCE OF COMMON STOCK TO STOCKHOLDERS                                       6

SELLING STOCKHOLDERS                                                           7

PLAN OF DISTRIBUTION                                                           8

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE                               10

LEGAL MATTERS                                                                 11

EXPERTS                                                                       11

WHERE YOU CAN FIND MORE INFORMATION                                           11

                                 --------------

         WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR MAKE ANY STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT A SOLICITATION OF AN OFFER TO BUY, THESE SECURITIES IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE AFTER ITS DATE.

                                 --------------

                                     SUMMARY

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a "shelf" registration statement. Under this shelf process, the selling stockholders may from time to time sell their shares of our common stock in one or more offerings. This prospectus provides you with a general description of the common stock being offered. You should read this prospectus, including all documents incorporated herein by reference, together with additional information described under the heading "Where You Can Find More Information."

      The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities being offered under this prospectus. You should read the registration statement and the accompanying exhibits for further information. The registration statement and exhibits can be read and are available to the public over the Internet at the SEC's website at http://www.sec.gov as described under the heading "Where You Can Find More Information."

COMPANY OVERVIEW

      We are a bank holding company incorporated under the laws of the State of New Jersey and the parent company of Union Center National Bank, which we refer to as the "Bank". The Bank is a national bank headquartered in Union, New Jersey. At June 30, 2004, we and our subsidiaries had consolidated assets, deposits and stockholders' equity of $933.4 million, $633.3 million and $ 51.1 million, respectively. Our principal executive offices are located at 2455 Morris Avenue, Union, New Jersey and our telephone number is 908-688-9500.

      The Bank was organized in 1923 under the law of the United States of America. At June 30, 2004, the Bank operated five offices in Union Township, Union County, New Jersey, one office in Summit, Union County, New Jersey, one office in Springfield Township, Union County, New Jersey, one office in Berkeley Heights, Union County, New Jersey, one office in Madison, Morris County, New Jersey and two offices in Morristown, Morris County, New Jersey and employed 191 full-time equivalent persons. The Bank is a full service commercial bank offering a full range of individual and commercial services. Regulatory oversight of the Bank is conducted by the Office of the Comptroller of the Currency.

SHARES OFFERED

      We are registering for resale by certain of the selling stockholders 888,888 shares of our common stock initially acquired directly from us in a private placement that was exempt from the registration requirements of federal and state securities laws. We are also registering for resale any additional shares of common stock which may become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus, including the documents that we incorporate by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as "anticipate," "estimate," "plans," "projects," "continuing," "ongoing," "expects," "management believes," "we believe," "we intend" and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties, which could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the risk factors discussed in this prospectus or discussed in documents incorporated by reference.

      Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the factors described in the section entitled "Risk Factors" in this prospectus.

      You should not unduly rely on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this prospectus or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks we describe in the reports we file from time to time with the SEC after the date of this prospectus.

                                  RISK FACTORS

      An investment in our common stock involves risks. You should carefully consider the risks described below, together with all other information contained in this prospectus and incorporated by reference in this prospectus, before deciding to purchase our common stock. If any of the following risks actually occur, our business, financial condition or operating results may be harmed. In that case, the trading price of our common stock may decline, and you may lose part or all of your investment in our common stock.

WE ARE SUBJECT TO INTEREST RATE RISK AND VARIATIONS IN INTEREST RATES MAY NEGATIVELY IMPACT OUR FINANCIAL PERFORMANCE.

      We are unable to predict actual fluctuations of market interest rates with complete accuracy. Rate fluctuations are affected by many factors, including:

      o     inflation;

      o     recession;

      o     a rise in unemployment;

      o     tightening money supply; and

      o domestic and international disorder and instability in domestic and foreign financial markets.

Changes in the interest rate environment may reduce profits. We expect that we will continue to realize income from the differential or "spread" between the interest we earn on loans, securities and other interest-earning assets, and the interest we pay on deposits, borrowings and other interest-bearing liabilities. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. At present, we are somewhat vulnerable to increases in interest rates because if rates increase significantly, our interest-earning assets may not reprice as rapidly as our interest-bearing liabilities. Changes in levels of market interest rates could materially and adversely affect our net interest spread, asset quality, levels of prepayments and cash flows as well as the market value of our securities portfolio and overall profitability.

THE BANK'S ABILITY TO PAY DIVIDENDS IS SUBJECT TO REGULATORY LIMITATIONS WHICH, TO THE EXTENT THAT THAT OUR HOLDING COMPANY REQUIRES SUCH DIVIDENDS IN THE FUTURE, MAY AFFECT OUR HOLDING COMPANY'S ABILITY TO HONOR ITS OBLIGATIONS AND PAY DIVIDENDS.

Our holding company is a separate legal entity from the Bank and its subsidiaries and does not have significant operations of its own. We currently depend on the Bank's cash and liquidity to pay our operating expenses and dividends to shareholders. We cannot assure you that in the future the Bank will have the capacity to pay the necessary dividends and that our holding company will not require dividends from the Bank to satisfy the holding company's obligations. The availability of dividends from the Bank is limited by various statutes and regulations. It is possible, depending upon the financial condition of the holding company and other factors, that bank regulators could assert that payment of dividends or other payments by the Bank are an unsafe or unsound practice. In the event that the Bank is unable to pay dividends, our holding company may not be able to service its obligations, including obligations on its debentures and debt securities, as they become due, or pay dividends on our common stock. Consequently, the inability to receive dividends from the Bank could adversely affect our financial condition, results of operations, cash flows and prospects.

OUR ALLOWANCE FOR LOAN LOSSES MAY NOT BE ADEQUATE TO COVER ACTUAL LOSSES.

      Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and non-performance. If our allowance for loan losses is not adequate to cover actual loan losses, future provisions for loan losses could materially and adversely affect our operating results. Our allowance for loan losses is determined by analyzing historical loan losses, current trends in delinquencies and charge-offs, plans for problem loan resolution, the opinions of our regulators, changes in the size and composition of the loan portfolio and industry information. We also consider the impact of economic events, the outcome of which are uncertain. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control, and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan losses. While we believe that our allowance for loan losses in relation to our current loan portfolio is adequate to cover current losses, we cannot assure you that we will not need to increase our allowance for loan losses or that regulators will not require us to increase this allowance. Either of these occurrences could materially and adversely affect our earnings and profitability.

OUR BUSINESS IS SUBJECT TO VARIOUS LENDING AND OTHER ECONOMIC RISKS THAT COULD ADVERSELY IMPACT OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

      Changes in economic conditions, particularly an economic slowdown, could hurt our business. Our business is directly affected by political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in governmental monetary and fiscal policies and inflation, all of which are beyond our control. A deterioration in economic conditions, particularly within New Jersey, could result in the following consequences, any of which could hurt our business materially:

      o     loan delinquencies may increase;

      o     problem assets and foreclosures may increase;

      o     demand for our products and services may decline; and

      o collateral for loans made by us may decline in value, in turn reducing our clients' borrowing power.

      A downturn in the real estate market could hurt our business. If there is a significant decline in real estate values in New Jersey, the collateral for our loans will provide less security. As a result, our ability to recover on defaulted loans by selling the underlying real estate would be diminished, and we would be more likely to suffer losses on defaulted loans.

WE MAY SUFFER LOSSES IN OUR LOAN PORTFOLIO DESPITE OUR UNDERWRITING PRACTICES.

      We seek to mitigate the risks inherent in our loan portfolio by adhering to specific underwriting practices. Although we believe that our underwriting criteria are appropriate for the various kinds of loans that we make, we may incur losses on loans that meet our underwriting criteria, and these losses may exceed the amounts set aside as reserves in our allowance for loan losses.

WE FACE STRONG COMPETITION FROM OTHER FINANCIAL INSTITUTIONS, FINANCIAL SERVICE COMPANIES AND OTHER ORGANIZATIONS OFFERING SERVICES SIMILAR TO THE SERVICES THAT WE PROVIDE.

      Many competitors offer the types of loans and banking services that we offer. These competitors include other national banks, savings associations, regional banks and other community banks. We also face competition from many other types of financial institutions, including finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In this regard, our competitors include other state and national banks and major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain numerous banking locations, offer a broader suite of services and mount extensive promotional and advertising campaigns.

                                 USE OF PROCEEDS

      The proceeds from the sale of shares offered pursuant to this prospectus are solely for the account of the selling stockholders. Accordingly, Center Bancorp will not receive any proceeds from the sale of the shares by the selling stockholders.

                    ISSUANCE OF COMMON STOCK TO STOCKHOLDERS

      On September 29, 2004, we entered into a stock purchase agreement and a registration rights agreement with certain investors. We refer to those investors as the "selling stockholders". Pursuant to the stock purchase agreement, we sold, and the selling stockholders purchased, a total of 888,888 shares of our common stock at a purchase price of $11.25 per share, representing gross proceeds of approximately $10.0 million. We consummated this transaction at the same time that we signed the stock purchase agreement We expect that the net proceeds from this transaction will be approximately $9.4 million, after commissions and expenses.

      These shares were issued in a private placement and thus were not registered under the federal securities laws prior to their issuance. Pursuant to the registration rights agreement, we have agreed to register the 888,888 shares for resale under the federal securities laws. The registration rights agreement provides for the payment of certain liquidated damages in the event that, among other things, delays are experienced either in our filing the applicable registration statement with the SEC or in the SEC's declaring that registration statement effective. The registration rights agreement also provides indemnification and contribution remedies to the stockholders in connection with the resale of shares pursuant to such registration statement. This prospectus is part of the registration statement that we are required to file pursuant to the registration rights agreement.

      Upon consummation of our private placement, we had 9,910,363 shares of our common stock outstanding. We are authorized to issue a total of 20,000,000 shares of common stock. We are also authorized to issue 5,000,000 shares of preferred stock, which we may issue in series. We are entitled to determine the attributes of any series of preferred stock at the time that such series is issued. Among other things, the designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations or restrictions of any series of preferred stock may be determined in the future by our Board of Directors without any further approval or action by our shareholders unless such approval is expressly required by applicable law, regulatory agencies, the Nasdaq Stock Market or any other exchange or quotation service on which our common stock may then be listed. It is not possible to determine the actual effect of any series of preferred stock on the rights of the shareholders of the Corporation until the Board of Directors determines the rights of the holders of such series of preferred stock. Any particular issuance or series of preferred stock could, depending on the terms, make it more difficult or discourage any attempt to obtain control of Center Bancorp. by means of a merger, tender offer, proxy contest or other means.

                              SELLING STOCKHOLDERS

      The following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of September 30, 2004 by each of the selling stockholders. The following table assumes that the selling stockholders sell all of the shares that they purchased pursuant to our stock purchase agreement.

                                   SHARES BENEFICIALLY OWNED                              SHARES BENEFICIALLY OWNED
                                     PRIOR TO THE OFFERING                                 AFTER THE OFFERING (1)
                                                                 SHARES OFFERED BY
     SELLING STOCKHOLDERS            SHARES        PERCENT (2)   THIS PROSPECTUS (3)        SHARES          PERCENT
     --------------------            ------        -----------   -------------------        ------          -------
Banc Fund V, L.P.                    177,781           1.8               150,000             27,871             0.3
Banc Fund VI, L.P.                   181,957           1.8               153,888             28,069             0.3
Endicott Partners, L.P. (2)           85,100           0.9                85,100               --              --
Endicott Partners II, L.P.(3)        150,350           1.5               150,350               --              --
Endicott Offshore Investors          147,850           1.5               147,850               --              --
Ltd. (4)
Engineers Joint Pension Plan          16,700           0.2                16,700               --              --
(5)
Sunova Partners, L.P. (6)             36,000           0.4                36,000               --              --
Sunova Long Term Opportunity           8,000           0.1                 8,000               --              --
Fund, L.P. (6)
Sunova Offshore Ltd.  (6)             66,000           0.7                66,000               --              --
FFC Management, Inc. (7)              96,525           1.0                75,000             21,525             0.2

--------------

(1) Assumes that each selling stockholder will sell all of the shares set forth in the column "Shares Offered by this Prospectus." There can be no assurance that the selling stockholders will sell all or any of the shares offered hereunder.

(2) W.R. Endicott, L.L.C., a Delaware limited liability company which we refer to as WRE LLC, is a general partner of Endicott Partners, L.P. Wayne K. Goldstein and Robert I. Usdan are each a managing member of WRE LLC. Accordingly, WRE LLC and Messrs. Goldstein and Usdan may each be deemed to beneficially own the shares held by Endicott Partners, L.P. by virtue of their ultimate voting and dispositive power over the shares held by Endicott Partners, L.P.

(3) W.R. Endicott II, L.L.C., a Delaware limited liability company which we refer to as WRE II LLC, is a general partner of Endicott Partners II, L.P. Wayne K. Goldstein and Robert I. Usdan are each a managing member of WRE II LLC. Accordingly, WRE II LLC and Messrs. Goldstein and Usdan may each be deemed to beneficially own the shares held by Endicott Partners II, L.P. by virtue of their ultimate voting and dispositive power over the shares held by Endicott Partners II, L.P.

(4) Endicott Management Company, a Delaware corporation which we refer to as Endicott Management, is advisor to Endicott Offshore Investors Ltd. Wayne
      K. Goldstein and Robert L. Usdan are each Co-Presidents of Endicott Management. Accordingly, Endicott Management and Messrs. Goldstein and Usdan may each be deemed to beneficially own the shares held by Endicott Offshore Investors Ltd. by virtue of their ultimate voting and dispositive power over the shares held by Endicott Offshore Investors Ltd.

(5) Engineers Joint Pension Plan is a managed account of Endicott Management Company, a Delaware corporation which we refer to as Endicott Management. Endicott Management is the advisor to the Engineers Joint Pension Plan. Wayne K. Goldstein and Robert I. Usdan are each Co-Presidents of Endicott Management. Accordingly, Endicott Management and Messrs. Goldstein and Usdan may each be deemed to beneficially own the shares held by the Engineers Joint Pension Plan by virtue of their ultimate voting and dispositive power over the shares held by the Engineers Joint Pension Plan.

(6) Matthew Byrnes and Felice Gelman have voting or investment control over the securities held by Sunova Partners, L.P., Sunova Long Term Opportunity Fund, L.P. and Sunova Offshore Ltd.

(7) Debra Fish, Lynne Buckwalter, Carroll Truran and James Weaver recommend transactions to the Board of Directors of FFC Management, Inc., which includes Lynda Messick, Mark Huntley, Charles Nugent and Scott Smith, Jr.

                              PLAN OF DISTRIBUTION

      The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

            o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

            o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

            o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

            o an exchange distribution in accordance with the rules of the applicable exchange;

            o     privately negotiated transactions;

            o     short sales;

            o sales by broker-dealers pursuant to an agreement with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

            o     a combination of any such methods of sale; and

            o     any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of our common stock from time to time under this prospectus, or under an amendment to this prospectus amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

      Upon our being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s),
(ii) the number of shares involved, (iii) the price at which such shares are sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon our being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of our common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

         The selling stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has represented and warranted to Center Bancorp that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the shares of common stock.

      Center Bancorp has advised the selling stockholders that they are required to comply with Regulation M promulgated under the Exchange Act during such time as they may be engaged in a distribution of the shares. The foregoing may affect the marketability of the common stock.

      Center Bancorp is required to pay all fees and expenses incident to the registration of the shares. Center Bancorp has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" into this prospectus the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents. Any information that we file subsequently with the SEC will automatically update this prospectus. We incorporate by reference into this prospectus the information contained in documents listed below, which is considered to be a part of this prospectus:

            o Our Annual Report on Form 10-K for the year ended December 31, 2003, filed on March 15, 2004, as amended by our Form 10-K/A, filed on September 22, 2004, each filed pursuant to Section 13(a) of the Securities Exchange Act of 1934;

            o Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, filed on May 7, 2004, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004, filed on August 10, 2004, as amended by our Form 10-Q/A filed on September 23, 2004, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, filed on November 9, 2004, each filed pursuant to Section 13(a) of the Exchange Act;

            o Our Current Report on Form 8-K filed on August 2, 2004, as amended by our Form 8-K/A filed on August 2, 2004, our Current Report on Form 8-K filed on September 23, 2004, our Current Report on Form 8-K filed on October 1, 2004 and our Current Report on Form 8-K filed on October 29, 2004, each filed pursuant to Section 13(a) of the Exchange Act.

            o The description of our Common Stock contained in the Registration Statement on Form 8-A filed on June 5, 1996 pursuant to Section 12(g) of the Exchange Act, and any further amendment or report filed hereafter for the purpose of updating such description.

      We also incorporate by reference all documents we file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (a) after the initial filing date of the registration statement of which this prospectus is a part and before the effectiveness of the registration statement and (b) after the effectiveness of the registration statement and before the filing of a post-effective amendment that indicates that the securities offered by this prospectus have been sold or that deregisters the securities covered by this prospectus then remaining unsold. The most recent information that we file with the SEC automatically updates and supercedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.

      You may request a copy of the information incorporated by reference, at no cost, by writing or telephoning us at the following address:

                              Center Bancorp, Inc.
                Attention: Anthony C. Weagley, Investor Relations
                   2455 Morris Avenue, Union, New Jersey 07083

                                  908-688-9500

                                  LEGAL MATTERS

      The validity of our common stock offered by this prospectus will be passed upon for us and the selling stockholders by Lowenstein Sandler PC, Roseland, New Jersey.

                                     EXPERTS

      The consolidated financial statements of Center Bancorp, Inc. and subsidiary as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference in the registration statement in reliance upon the report of KPMG LLP, independent registered public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed with the SEC a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the shares being offered by and for the account of the selling stockholders. This prospectus does not contain all of the information set forth in the registration statement. For further information about us, please refer to the registration statement and the documents incorporated by reference in this prospectus.

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. The SEC's website contains reports, proxy statements and other information regarding issuers, such as Center Bancorp, that file electronically with the SEC. You may also read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room.

      You should rely only on the information contained or incorporated by reference in this prospectus. No one has been authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we filed with the SEC and incorporated by reference, is accurate as of the date of those documents only. Our business, financial condition and results of operations described in those documents may have changed since those dates.